EXHIBIT 10.15

                          TECHNOLOGY LICENSE AGREEMENT

                                     between

                                 SPINTECH, INC.

                                       and

                          BIOTRONIX LABORATORIES, INC.

      This Agreement (the "Agreement") is entered into as of this 20th day of September, 1996, by and between Spintech, Inc., a Delaware corporation, which has a principal business address of 218 Dew Drop Road, York, Pennsylvania 17402 ("Spintech") and Biotronix Laboratories, Inc., a Delaware corporation which has a principal place of business at 3235 Fairfield Avenue, St. Petersburg, Florida 33712 ("Licensee").

      WHEREAS, Spintech owns the right to the MINI-TAPS UNIT (the "Product") as set forth in U.S. Patent No. 5512730 dated April 30, 1996 and certain corresponding foreign patents and related know-how and technology
(collectively the "Intellectual Property Rights") and

      WHEREAS, Spintech desires to grant to Licensee, and Licensee desires to accept a license for the use of the Intellectual Property Rights to manufacture and market the Product in accordance with the terms set forth below.

      NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein, the parties agree as follows:

1.    License Grants.

      (a) Spintech hereby grants to Licensee, and Licensee hereby accepts, a non-transferable, worldwide license to make, use and sell the Product which utilizes the Intellectual Property Rights and which, in the absence of this license, would infringe on Spintech's rights therein. The license shall be exclusive worldwide for the balance of the term.

      1.1 Sublicensing. Licensee shall not have the right to sublicense under this Agreement without the prior written consent of Licensor which consent shall not be unreasonably withheld. Licensee agrees that any such sublicense shall be in writing and in terms consistent with the terms of this Agreement, and that Licensee shall remain primarily liable to Spintech for performance by any manufacturing sublicensees of Licensee's obligations under this Agreement. Licensee shall forward to Spintech for its approval, not to be unreasonably withheld, a complete copy of each proposed sublicense prior to its execution. Anything herein to the contrary notwithstanding, L.G. Group Technologies, Inc. ("LG"), or any newly formed corporation in which LG has a controlling interest, is hereby approved by Spintech as a sublicensee or assignee of Licensee's rights hereunder. Licensee agrees to bind any sublicensee to an obligation to maintain the confidentiality of proprietary information of Spintech.

      1.2 Corporate affiliates; change in control. The license granted herein may be assigned or sublicensed by Licensee to its corporate parent or any other corporate affiliate now existing or hereafter formed provided Licensee guarantees the obligations of such assignee or sublicensee. Changes in the ownership or control of Licensee shall not constitute an assignment or sublicensing of the Intellectual Property Rights in violation of this Agreement. Merger or acquisition of Licensee shall not constitute an assignment or sublicensing in violation of this Agreement, provided the surviving company of such merger or the acquirer of Licensee assumes the obligations of this Agreement. Anything herein to the contrary notwithstanding, LG or any newly formed corporation n which LG has a controlling interest is hereby approved by Spintech as a sublicensee or assignee of Licensee's rights hereunder.

      2. Research and Development. Spintech is presently engaged in the research and development of a "mini-TAPS" unit utilizing the Intellectual Property Rights. Spintech estimates but does not guarantee that, with appropriate funding, research and development of the unit can be completed within approximately six months. In partial consideration for the granting of this exclusive license, Licensee agrees to pay up to $125,000, as a research and development fund only, to Spintech to enable it to complete research and development of the Product and thereafter to pay royalties as provided below.

2.1 Payment of Costs by Licensee. Within twenty-one (21) days of the date of signing of this Agreement, Licensee shall pay Spintech the initial sum of $50,000. Subsequent payments shall be made by Licensee to Spintech within ten business days of each call by Spintech, provided however that, apart from the initial sum of $50,000, Licensee shall be required to advance an amount of no more than $25,000 within any given thirty (30) day period unless it elects to do so. Spintech shall act in a commercially reasonable manner in an attempt to complete research and development of the Product for less than $125,000. If Spintech is able to complete research and development of the Product for less than $125,000, Licensee shall be required to pay only that lesser amount.

2.2. Payment of Excess Costs by Spintech. In the event that research and development of the Product cannot be completed for $125,000, and Spintech elects to proceed with further research and development of the Product, Spintech shall bear all costs in excess thereof Subject to Section 3 hereof, Spintech shall furnish Licensee with such reports as to the progress of research and development as Licensee may reasonably request. Spintech shall act in a commercially reasonable manner to complete research and development of the Product as soon as reasonably possible.

3. Termination of Project. In the event that Spintech reasonably believes that the potential value of a fully researched and developed product does not warrant additional expenditures for research and development of the Product beyond $125,000 of which Spintech shall be the sole judge, it shall have the right to terminate the project after a thirty (30) day written notification to Licensee. Licensee shall then have the right to complete development, manufacture, and sell the Product, at its sole cost and risk, or to terminate its rights and obligations under this Agreement. In that event, Licensee shall not be subject to any minimum sales figures provided in Section 4(a) hereof but shall be liable for paying royalties based upon actual Net Sales pursuant to Section 4(a) hereof.

4.    Royalties.

(a) Licensee will pay Spintech royalties at the rate of 6% on world-wide gross sales, less returns ("Net Sales") of the Product utilizing the Intellectual Property Rights. No obligation to pay royalties shall accrue until the Product is available for a sales and marketing effort to commence. For the first year following commencement of sales, Licensee shall pay royalties calculated on minimum Net Sales of $100,000 or actual Net Sales, whichever is greater. During the following six month period, Licensee shall pay royalties calculated on minimum Net Sales of $200,000 or actual Net Sales, whichever is . For the one year period thereafter, Licensee shall pay royalties based on minimum annual Net Sales of $1,000,000 or actual Net Sales, whichever is greater. The minimum annual Net Sales figure used to calculate minimum royalty payments shall increase by $250,000 for each succeeding year throughout the duration of this Agreement, until the minimum annual Net Sales figure reaches $4,000,000 and thereafter the minimum annual Net Sales figure used to calculate minimum royalties shall be $4,000,000 for each succeeding year.

(b) Licensee shall provide Spintech with Net Sales figures with respect to each product utilizing the Intellectual Property Rights for each calendar quarter within twenty-one (21) days after the end of each quarter and with such other details as Spintech may reasonably request. Within twenty-one (21) days after the end of each quarter, Licensee shall pay to Spintech the amount of royalties for such period based on such figures or based on the minimum Net Sales of the Product pursuant to subparagraph (a), whichever is greater.

(c) Promotional units, in an amount not to exceed ten (10%) percent of the number of units of the Product sold during the first year following commencement of Sales, which means units given away without charge, shall be excluded from Net Sales during such year and shall not earn royalties.

5. Term. The license granted herein shall be for a term commencing as of the date of this Agreement and ending on the expiration of the last patent for which rights are granted hereunder. Notwithstanding the foregoing, the license and this Agreement may be terminated by Spintech (a) if Licensee defaults on advances payable pursuant to Section 2.1 hereof, (b) if Licensee defaults on paying royalties and fails to cure such default within ten (10) days after receipt of written notice of default; or (c) upon thirty (30) days written notice upon the default by Licensee of any other material provision hereunder; provided such default has not been remedied within such thirty (30)` days. At any time during the term of this Agreement, upon ninety (90) days written notice, in its absolute discretion, Licensee may terminate this Agreement by giving notice thereof and, upon payment of all royalties owed and submission of all required sales reports through the date of termination, be relieved and discharged of all further obligations and liability hereunder.

      5.1 Automatic Termination. If the $50,000 payment, required by Section 2.1 of this Agreement, is not paid by Licensee to Spintech by 5:00 p.m. (EST) on October 11, 1996, this Agreement shall terminate and shall be of no force and effect without notice or any other claim by Spintech.

6. Spintech's Representations and Warranties. Spintech represents and warrants to Licensee that as of the effective date hereof:

(a) Spintech is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Spintech owns the Intellectual Property Rights hereunder.

(c) The execution and delivery of this Agreement have been duly authorized, and as of the effective date hereof this Agreement will be a legal, valid and binding obligation of Spintech enforceable against it in accordance with its terms, and does not violate any provisions of any agreement to which Spintech is a party or to which it is subject.

(d) Spintech shall maintain the licensed patents during the term of this Agreement, by timely paying all fees and costs required by 35 U.S.C. ss.41 (b) and similar regulations.

(e) Spintech has no knowledge of the existence of any patent right other than the Intellectual Property Rights which would prevent Licensee from making, selling or distributing the Product.

(f) Spintech will make available to Licensee any scientific documentation or data concerning the Intellectual Property Rights and the Product that Spintech in its discretion believes may assist Licensee in making, selling or distributing the Product.

7. Spintech's Disclaimer. Spintech disclaims any representation regarding 510K approval or obligation to obtain such approval, and Licensee assumes the responsibility for obtaining and maintaining such approval.

8. Licensee's Representations and Warranties. Licensee represents and warrants to Spintech that as of the effective date hereof:

(a) Licensee is a corporation duly organized, existing and in good standing under the laws of Delaware.

(b) The execution and delivery of this Agreement have been duly authorized and as of the effective date hereof, will be a legal, valid and binding obligation of Licensee enforceable against it in accordance with its terms, and does not violate any provisions of any agreement to which Licensee is a party or to which it is subject.

9. Confidentiality Obligation. Spintech and Licensee acknowledge that the proprietary information of both parties which shall be disclosed under this Agreement is a valuable property right to each disclosing party and shall only be disclosed with the understanding that the proprietary information is confidential and shall not, under any circumstance, except as stated in this Agreement, be disclosed to any third parties without the prior written consent of the party to be affected by such disclosure. Both parties agree to keep secret and confidential all proprietary information which is supplied to each other and which is designated as confidential, and both parties agree not to use such proprietary information except as contemplated by and appropriate under this Agreement. The obligation of confidentiality imposed by this Section shall survive for five (5) years after the expiration or termination of this Agreement. Information which Is designated as confidential proprietary information shall not be deemed confidential, if such information was: (a) publicly known prior to or are disclosure hereunder other than through acts or omissions attributable to a party, or (b) already known to a party at the time of disclosure hereunder, or (c) disclosed in good faith to a party by a third party having a lawful right to do so.

9.1 Licensee's Subcontractors. Licensee is permitted under this Agreement to engage in the services of subcontractors to assist Licensee to manufacture the Product to be sold under this Agreement. Licensee hereby agrees that, in all instances of such engagement of subcontractors, Licensee shall bind such subcontractors to an obligation of confidentiality, designed to protect the confidentiality of Spintech's proprietary information, which utilizes standards of confidentiality which are at least equivalent to those applicable to the parties hereunder.

                               GENERAL PROVISIONS

10. Entire Agreement of Parties. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes any and all prior and/or contemporaneous agreements, representations, and understandings of the parties whether written or oral relating to the subject matter hereof.

11. Amendments. The parties of this Agreement understand and agree that this Agreement may not be altered, amended, modified or otherwise changed in any respect or particular whatsoever except by a writing duly executed by the parties and/or their duly authorized representatives.

12. Severability. The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby. In any event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction of any country in which this Agreement applies, Spintech, by written notice to Licensee, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be deemed to be and constitute one and the same instrument.

14. Force Majeure. Neither party shall be responsible for failure or delay in the performance of any of its obligations hereunder due to force majeure, which shall mean any circumstances which, due to an event beyond the party's reasonable control, delay or prevent the performance when due of the obligations of any party hereunder, such as but not limited to, acts of God, acts, regulations or laws of any government, wars, civil commotions, destruction of production facilities or materials by fires, earthquakes or storms, labor disturbances, shortages of public utilities, common carriers or raw materials, or any other causes of similar effect. During any such occurrence of force majeure, this Agreement shall not be terminated or expire, but shall only be suspended and the party claiming force majeure shall continue to perform its obligations as soon as such cause of force majeure is removed or alleviated.

15. Notices. Any notice that may or shall be delivered to either party hereunder shall be considered delivered and effective (a) when personally delivered, (b) when received by facsimile, or (c) when received by courier or postal service delivery at the following addresses:

If to Spintech:               Spintech, Inc.

                              218 Dew Drop Road
                              York, Pennsylvania 17402
                              Attn.: Leonard Osser, President

If to Licensee:               Biotronix Laboratories, Inc.
                              Fairfield Avenue
                              Petersburg, Florida 33712
                              S. Jack Descent, CEO

16. Attorney's Fees. In the event any action, suit, arbitration or other proceeding is brought, in law or equity, to enforce or interpret any of the provisions of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief to which it is entitled, reasonable attorneys' fees and other costs.

17. Binding on Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding on, and inure to the benefit of, the successors, executors heirs, representatives, administrators, and assigns of the parties hereto; provided that any assignment shall be made only with the consent of the non-assigning party, which consent shall not be unreasonably withheld.

18. No Waiver. No failure to exercise, and no delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof No waiver of any breach of any provisions shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision. No extension of time or performance of any obligations or other act hereunder shall be deemed to be an extension of time for performance of any other obligation or any other act hereunder.

19. Independent Contractors. The relationship between Spintech and Licensee established by this Agreement is that of independent entities, and nothing in this Agreement shall be construed: (a) to give either party the right or power to direct or control the daily activities of the other party; (b) to constitute the parties as principal and agent, principal and distributor, employer and employee, partners, joint ventures, co-owners or otherwise as participants in a joint undertaking; or (c) to allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever except as may be specifically permitted hereunder; or (d) to allow either party to represent to any person or entity that such party has any right or power to enter into any binding obligation on the other party's behalf except as may be specifically permitted hereunder.

20. Governing Law. This Agreement shall be governed by and intended in accordance with the laws of the State of New York.

21. Litigation. Licensee shall notify Spintech of any suspected infringement of Spintech's patents. The primary right to institute a suit for infringement rests with Spintech. Should Spintech fail to institute an infringement action in the case of a bona fide infringement, as determined in good faith by and within the sole discretion of Spintech, within thirty (30) days after notice by Licensee of the confirmed infringement or if Spintech gives notice to Licensee that Spintech will not institute an infringement action in the relevant instance, then Licensee shall have the right to bring an action for infringement at its cost and risk. Both parties agree to cooperate with the other party in all reasonable respects, to have any of Spintech's or Licensee's employees testify when requested by the other party, and to make available any records, papers, information, specimens and the like reasonably necessary to prosecution of the infringement action. Any recovery received pursuant to such infringement action shall be retained by the party or parties bringing the infringement action, with allowances to the cooperating party for expenses incurred in supporting the infringement action.

      During the term of this Agreement, Licensee shall bring to Spintech's attention any prior art or other information known to Licensee which is relevant to the patentability or validity of any of the relevant patents and which might cause a court to deem any of the patents wholly or partly inoperative or invalid. Licensee shall particularly specify such prior art or other information to Spintech at the time it learns thereof and not less than ninety (90) days prior to bringing any action against Spintech asserting the invalidity of any of the patents.

      IN WITNESS WHEREOF, this Agreement is executed by the duly authorized officers effective as of the day and year first written above.

                                 SPINTECH, INC.

                                 By:    /s/ Leonard Osser
                                    ---------------------------------
                                        Leonard Osser
                                        CEO and President

                                 BIOTRONIX LABORATORIES, INC.

                                 By:    /s/ S. Jack Descent
                                    ---------------------------------
                                        S. Jack Descent
                                        Chairman and CEO